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                                                                      Exhibit 23


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Form S-3, No. 333-72266 of Wachovia Corporation (formerly named First Union Corporation) and in the related Prospectus of our report dated January 17, 2001 (except Note A, as to which the date is August 24, 2001) with respect to the restated audited financial statements of Wachovia Corporation for each of the three years in the period ended December 31, 2000 included in Wachovia Corporation's (formerly named First Union Corporation) Current Report on Form 8-K dated June 5, 2002, filed with the Securities and Exchange Commission.


                                               /s/ ERNST & YOUNG LLP


Greensboro, North Carolina
June 5, 2002